                                                                     EXHIBIT 4.7




                                    FORM OF

                             MHI ACQUISITION, INC.

                  FOUNDER PERFORMANCE STOCK PURCHASE AGREEMENT


         This Agreement is made as of the 31st day of May 1995, by and between MHI ACQUISITION, INC., a Delaware corporation (the "Company"), and _____________________ (the "Founder").

         In consideration of the mutual covenants and representations herein set forth, the Company and the Founder agree as follows:

         1. Purchase and Sale of the Stock. Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell to the Founder and the Founder hereby agrees to purchase from the Company on the Closing (as defined herein) _____________ shares of the Company's Class A Common Stock (the "Shares"), at a price of $0.60 per share (the "Purchase Price"), for an aggregate purchase price of $________________. The terms of this Agreement shall not apply to any shares of capital stock of the Company held by the Founder except for the Shares (and shares of stock issued upon conversion of the Shares).

         2. Closing. The closing of the purchase and sale of the Shares hereunder shall be held at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California at 7:00 a.m., local time, on May 31, 1995 (the "Closing") or at such other time and place as shall be mutually agreed upon between the Company and the Founder. At the Closing, the Founder shall deliver to the Company either cash or a check (or any combination thereof), in the amount of the Purchase Price and the Company shall issue, as promptly thereafter as practicable, a certificate, registered in the name of the Founder. As a condition to closing, (a) the Series A Preferred Stock Purchase Agreement, dated as of May 31, 1995, by and among the Company and the purchasers named therein shall have been executed and delivered by the Company, shall be in full force and effect and all conditions to closing thereunder shall have been satisfied or waived, (b) the Registration Rights Agreement, dated as of May 31, 1995, shall have been executed and delivered by the Company and the other parties named therein and shall be in full force and effect and
(c) the Stockholders Agreement, dated as of May 31, 1995, shall have been executed and delivered by the Company and the other parties named therein and shall be in full force and effect.

         3.      Repurchase Option.

                 (a) In the event the Founder's continuous status as an employee of or consultant to the Company (including a parent or subsidiary of the Company) terminates for any or no reason, including resignation, involuntary termination, death or disability (collectively, a "Termination"), the Company shall have an irrevocable right, for a period of ninety (90) days following the date of such Termination (as reasonably fixed and determined by the Company) (the "Termination Date"), to repurchase any or all of the Unreleased Shares (as defined in Section 4 hereof), at a price of $0.60 per share (subject to adjustment as set forth in Section 9 hereof) (the "Repurchase Price"). In addition, in the event there has been no Termination as of





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
August 31, 1999 (the "Ending Date"), the Company shall have an irrevocable right, for a period ending ten (10) days following the completion of the audit of the Company's financial statements for the year ended August 31, 1999 (but in no event shall the period extend beyond ninety (90) days following the Ending Date) to purchase any or all of the Unreleased Shares, at the Repurchase Price. The rights of the Company to repurchase Unreleased Shares as set forth in this Section 3 is referred to herein as the "Repurchase Option."

                 The Repurchase Option shall be exercised by the Company (subject to Sections 3(b) and 3(c) below) within ninety (90) days following the Termination Date or Ending Date in accordance with Section 3(a) by delivering or mailing to the Founder or the Founder's executor (i) written notice in the manner provided in Section 12 hereof and (ii) a check in the amount of the aggregate Repurchase Price. Upon delivery of such notice and the payment of the aggregate Repurchase Price, as described above, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being repurchased by the Company.

                 (b) In the event the Company desires to exercise the Repurchase Option within ninety (90) days of a Termination Date or ninety (90) days of an Ending Date as described in Section 3(a) (the "Exercise Period"), but is precluded by law from exercising the Repurchase Option because the Company at such time does not have sufficient legally available funds to make the purchase under the Delaware General Corporation Law, or any similar or succeeding law (a "Legal Restriction"), the Exercise Period in such event shall be extended until such time as the Company has sufficient legally available funds under law to make the purchase. In such event the Company shall deliver to the Founder written notice prior to the expiration of the Exercise Period of its desire to exercise the Repurchase Option and a description in reasonable detail of the Legal Restriction. The Repurchase Option shall be exercised by the Company (subject to Section 3(d)) in whole or in part from time to time promptly but in no event more than fifteen (15) days after the Company has sufficient legally available funds to do so (in accordance with the delivery procedures described in the second paragraph of Section 3(a)).

                 (c) In the event the Company is unable to purchase all or a portion of the Unreleased Shares (such Unreleased Shares are hereinafter defined as the "Restricted Shares") due to (i) a Legal Restriction or (ii) restrictions set forth in Section 6.28 of the Credit Agreement dated as of May 31, 1995, by and among MHI Acquisition Corporation I, a Delaware corporation, the lenders named therein and Internationale Nederlander (U.S.) Capital Corporation as agent, then Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V. and/or Morgan Stanley Venture Investors L.P. and/or their affiliates (collectively "Morgan Stanley"), Morgan Stanley shall have the right to purchase the Restricted Shares within the Exercise Period. The Repurchase Option may be exercised by





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
Morgan Stanley in such event within the Exercise Period by delivering or mailing to the Founder or the Founder's executor (i) written notice in the manner provided in Section 12 hereof and (iv) a check in the amount of the aggregate Repurchase Price. Upon delivery of such notice and the payment of the aggregate Repurchase Price, as described above, Morgan Stanley shall become the beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and Morgan Stanley shall have the right to direct the Company to transfer to Morgan Stanley in its own name the number of Shares being purchased by Morgan Stanley.

                 (d) Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, from removing or otherwise terminating the Founder's status as an employee of or consultant to the Company, subject to the provisions of any applicable employment agreement.

         4.      Release of the Stock From Repurchase Option.

                 (a) The Shares subject to this Agreement shall be released from the Repurchase Option on the earlier to occur of (i) ninety (90) days after a Termination or (ii) ninety (90) days after the Ending Date. In addition, the Shares subject to this Agreement shall be released from the Repurchase Option at earlier dates upon the satisfaction of certain conditions as set forth on Exhibit A hereto.

                 (b) Any shares of the Stock which have not yet been released from the Company's Repurchase Option are referred to herein as the "Unreleased Shares."

         5. Representations of Founder. In connection with the Founder's purchase of the Shares, the Founder hereby represents and warrants to the Company as follows:

                 (a)      Investment Intent; Capacity to Protect Interests.
The Founder is purchasing the Shares solely for his own account and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933 ("the Securities Act"). The Founder also represents that the entire legal and beneficial interest of the Shares is being purchased, and will be held for the Founder's account only and neither in whole or in part for any other person. The Founder either has a pre-existing business or personal relationship with the Company or one or more of its officers, directors or controlling persons or, by reason of the Founder's business or financial experience or the business or financial experience of the Founder's financial advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Company and to protect the Founder's own interests in connection with this transaction.





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
                 (b) Resident. The Founder's principal residence is as set forth on the signature page hereof.

                 (c) Information Concerning the Company. The Founder has heretofore discussed the Company and its plans, operations and financial condition with the Company's officers, knows that the Company is a highly speculative business and has heretofore received all such information as the Founder has deemed necessary and appropriate to enable the Founder to evaluate the financial risk inherent in making an investment in the Shares, and the Founder has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

                 (d) Economic Risk. The Founder realizes that the purchase of the Shares will be a highly speculative investment and involves a high degree of risk, and the Founder is able, without impairing his financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on his investment.

                 (e) Restricted Securities. The Founder understands and acknowledges that:

                           (i)    The Shares have not been registered under the
Securities Act, and the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available (such as Rule 144 or the resale provisions of Rule 701 under the Securities Act) and the Company is under no obligation to register the Shares;

                          (ii)    The stock certificate representing the Shares
will be stamped with the legends specified in Section 8 hereof; and

                         (iii)    The Company will make a notation in its
records of the aforementioned restrictions on transfer and legends.

                 (f) Disposition under the Securities Act. The Founder understands that the Shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act; that the exemption from registration under Rule 144 will not be available in any event for at least two years from the date of purchase and payment of the Shares (unless Rule 701 promulgated under the Securities Act is available), and even then will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public and (iii) other terms and conditions of Rule 144 are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions. The Founder further understands that the resale provisions of Rule 701, if available, will not apply until ninety (90) days after the Company becomes subject to the reporting obligations under the Securities Exchange Act of 1934. There can be no assurance that the requirements of Rule 144 or Rule 701 will be met or that the Shares will ever be saleable.





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
                 (g) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Founder further agrees that he shall in no event make any disposition of all or any portion of the Shares unless and until:
                           (i)    (A)  There is then in effect a Registration
Statement under the Securities Act covering such proposed disposition, and such disposition is made in accordance with said Registration Statement; (B) the resale provisions of Rule 701 or Rule 144 are available in the opinion of counsel to the Company; or (C)(1) the Founder shall have notified the Company of the proposed disposition and (2) the Founder shall have furnished the Company at the reasonable request of the Company, with an opinion of the Founder's counsel to the effect that such disposition will not require registration of such Shares under the Securities Act; and,

                          (ii)    The Shares proposed to be transferred shall
no longer be subject to the Repurchase Option set forth in Section 3 hereof.

                 (h)      Section 83(b) Election.  The Founder understands that
Section 83 of the Internal Revenue Code of 1986 (the "Code") taxes as ordinary income the difference, if any, between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, "restriction" means the right of the Company to buy back the Shares pursuant to the Repurchase Option. The Founder understands that he may elect to be taxed at the time the Shares are purchased rather than when and as the Repurchase Option expires by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date of purchase. Even if the fair market value of the Shares equals the amount paid for the Shares, the election must be made to avoid adverse tax consequences in the future. The form for making this election is attached as Exhibit B hereto. The Founder understands that failure to make this filing timely will result in the recognition of ordinary income by the Founder, as the Repurchase Option lapses, on the difference between the purchase price and the fair market value of the Shares at the time such restrictions lapse.

         THE FOUNDER ACKNOWLEDGES THAT IT IS THE FOUNDER'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE FOUNDER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE FOUNDER'S BEHALF.

         6. Rights as Stockholder. Subject to the terms and conditions of this Agreement, the Founder shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that the Founder delivers full payment for the Shares until such time as the Founder disposes of the Shares or the Company and/or its assignee(s) (or Morgan Stanley) exercises the Repurchase Option hereunder. Upon such exercise, the Founder shall have no further rights as a holder of the Shares so purchased except the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and the Founder shall





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
forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

         7. Escrow. As security for the faithful performance of this Agreement, the Founder agrees, immediately upon receipt of the certificate(s) evidencing the Shares, to deliver such certificate(s), together with a stock power in the form of Exhibit C attached hereto, executed by the Founder and by the Founder's spouse, if any (with the date and number of Shares left blank), to the Secretary of the Company or its designee ("Escrow Agent"); said documents are to be held by the Escrow Agent pursuant to the Joint Escrow Instructions of the Company and the Founder set forth in Exhibit D attached hereto and incorporated by this reference, which instructions shall also be delivered to the Escrow Agent after the Closing.

         8.      Restrictive Legends and Stop-Transfer Orders.

                 (a) Legends. The Founder understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by state or federal securities laws:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS AND RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, EACH DATED AS OF MAY 31, 1995, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION."

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF REPURCHASE HELD BY THE ISSUER OR ITS ASSIGNEE(S), AS SET FORTH IN THE FOUNDER PERFORMANCE STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THIS STOCK, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THE STOCK.





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                 (b)     Stop-Transfer Notices.  The Founder agrees that, in
order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

                 (c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

         9. Adjustment for Stock Split. All references to the number of Shares, the Purchase Price and the Repurchase Price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

         10. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Founder and his heirs, executors, administrators, successors and assigns.

         11. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

         12. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Founder, at the Founder's address as set forth beneath his signature to this Agreement, and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or at such other address as a party may designate by ten days' advance written notice to the other party pursuant to the provisions above.

         13. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.





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         14.     Entire Agreement.  This Agreement constitutes the entire
agreement of the parties and supersedes in its entirety all prior undertakings and agreements of the Company and the Founder with respect to the subject matter hereof.

         15. Third Party Beneficiaries. The parties agree that Morgan Stanley shall be a third party beneficiary to this Agreement.





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         16.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.


                                        THE COMPANY:


                                        MHI ACQUISITION, INC.,
                                        a Delaware corporation


                                        By:
                                            -------------------------------

                                        Its:
                                             ------------------------------

                                        Address:
                                        -------

                                        2501 Cedar Springs Road
                                        Suite 600, LB 15
                                        Dallas, Texas 75201


                                        THE FOUNDER:



                                        -----------------------------------
                                        (signature)

                                        Address:
                                        -------

                                        2501 Cedar Springs Road
                                        Suite 600, LB 15
                                        Dallas, Texas 75201




 (FOUNDER PERFORMANCE STOCK PURCHASE AGREEMENT SIGNATURE PAGE - _______________)





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
                                   EXHIBIT A

                                Vesting Schedule

         1. Performance Based Vesting. The Founder's shares (the "Shares") of Class A Common Stock of the Company, subject to rights of repurchase (the "Repurchase Option") pursuant to that certain Founders Performance Stock Purchase Agreement dated May 31, 1995 to which this vesting schedule is attached as Exhibit A, shall vest and be released from the Repurchase Option upon the achievement of certain performance criteria in accordance with the following schedule.


====================================================================================================================================
                                                              Fiscal Year Ended August 31,
====================================================================================================================================
                                         1995             1996             1997             1998            1999
- ------------------------------------------------------------------------------------------------------------------------------------
                       Target          $3.5 MM          $5.5 MM          $7.5 MM          $9.0 MM         $10.5 MM
                     EBDITA(1)
- ------------------------------------------------------------------------------------------------------------------------------------
                     Vesting(2)         12.5%            25.0%            25.0%             25.0%           12.5%
- ------------------------------------------------------------------------------------------------------------------------------------
     % Target           100%             100%             100%             100%             100%            100%
     Achieved            90%              90%              90%              95%              95%             95%
                         80%                               50%              90%              90%             90%
                         70%                                                80%              80%             80%
- ------------------------------------------------------------------------------------------------------------------------------------
                                                    -Shares Earned-
====================================================================================================================================

- ----------------------------------------------------

(1) EBDITA means, for any period, without duplication, the sum of the following for the Company for such period determined in accordance with generally accepted accounting principles: (a) consolidated net income of the Company, plus (b) consolidated interest expense, plus
         (c) taxes to the extent deducted in determining consolidated net income, plus (d) depreciation, amortization expense, and other non-cash items to to the extent deducted in determining consolidated net income, plus (e) any extraordinary items or non-recurring events reducing consolidated net income. To the extent that the Company exceeds the EBDITA Target for any given fiscal year, the excess amount can be carried forward toward meeting the following year's target. In the event that the Company sell any corporate subsidiary or division of the Company during any year set forth above, the Target EBDITA for that year and all subsequent years shall be reduced by the amount of the projected earnings attributable to such subsidiary or division for the year of the sale and all subsequent years.
(2)      Percentage of shares released from Repurchase Option.

Examples

         If EBDITA for the fiscal year ended August 31, 1996 is $6.0 million, Founder will vest 25% of his Shares (with a $500,000 carryforward to be applied to EBDITA for the following year). If EBDITA for such year is between $4,950,000 and $5,499,999, Founder will vest 22.5% (25% x 90%) of his Shares.
If EBDITA for such fiscal year is between $4,400,000 and $4,949,999, Founder will vest 12.5% (25% x 50%) of his Shares. If EBDITA for such year is $4,399,999 or less, Founder will not vest as to any of his Shares for such year.

         2. Additional Vesting Provisions. Notwithstanding the foregoing performance based vesting schedule set forth in Section 1 above, the Founder's Shares shall vest and be released from the Repurchase Option in full in accordance with the following provisions:

                 (i) Founder's Shares shall vest in full on the date Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V. and Morgan Stanley Venture Investors, L.P., or affiliates of such funds, prior o the Company's initial public offering, shall own in the aggregate less than 50% of the outstanding voting securities of the Company based on the capitalization of the Company as of the date of this Agreement (this Section 2(i) shall terminate upon the Closing of the Company's initial public offering); and

                 (ii) In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, or any other corporate reorganization in which consolidation, merger, sale of assets or reorganization the stockholders immediately prior to such transaction will not hold (by virtue of the securities issued in such transaction) at least fifty (50%) of the voting power of the surviving, continuing or purchasing entity, the Founder's Shares shall vest in full upon the closing of such a transaction.





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